Exhibit 1

Macrocure Ltd. (NASDAQ: MCUR) Analyst & Investor Day February 12, 2015

Nissim Mashiach President & Chief Executive Officer

Safe harbor statement This presentation contains forward - looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities and Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any and all statements concerning our business and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. These forward - looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward - looking statements. In some cases, you can identify forward - looking statements by terms including ’‘anticipates,’’ ’‘believes,’’ ’‘could,’’ ’‘estimates,’’ ’‘expects,’’ ’‘intends,’’ ’‘may,’’ ’‘plans,’’ ’‘potential,’’ ’‘predicts,’’ ’‘projects,’’ ’’should,’’ ’‘will,’’ ’‘would,’’ and similar expressions intended to id ent ify forward - looking statements. Forward - looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not unduly rely on any forward - looking statements. Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward - looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward - looking statements for any reason after the date of this presentation, to conform these statements to actual results or to changes in our expectations. These forward - looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward - looking statements for any reason . The trademarks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of the products or services of the Company or this proposed offering .

Welcome & Introductions

Nissim Mashiach, President & CEO

- **Welcome & Introductions**
- **Agenda**

2:20 – 2:50 pm	Dr. Li	CureXcell-Science & Mode of Action
2:50 – 3:00 pm	Q&A	
3:00 – 3:40 pm	Dr. Kirsner and Dr. Snyder	DFU and VLU Overview
3:40 – 3:50 pm	Q&A	
3:50 -- 4:00 pm	Break	
4:00 – 4:40 pm	Dr. Sack and Dr. Tamir	Case Studies from Israel
4:40 – 4:55 pm	Q&A	

- **Key Takeaways**
  - One of the first wound care companies to conduct and disclose a Mechanism of Action study of this kind
  - Demonstrated high number of biochemical factors identified in CureXcell and ability to amplify the concentration of these cytokines and growth factors
  - Deep knowledge of science and technology suggests opportunity for additional pipeline indications

MACROCURE Redefining Advanced Wound Care

4

Mike Molyneaux, MD Chief Medical Officer

▪ Macrocure clinical study design: - MC - 105 - MC - 102 ▪ Manufacturing and Activation Process ▪ Clinical and Development Milestones ▪ MOA Study Design 6 Overview Mike Molyneaux, Chief Medical Officer

Rigorous phase 3 clinical design

	MC-102 DFU study	MC-105 VLU study
Design	Multicenter, Randomized, Double-blind, Parallel Group, Sham-controlled	
Inclusion criteria	▪ABI: ≥ 0.65 ▪Ulcer size: 1-20 cm² ▪Includes infectious and post-amputation ▪Wounds below the malleolus ▪4 weeks ulcer duration prior to screening ▪No limit on ulcer duration	▪ABI: ≥ 0.80 ▪Ulcer size: 1-12 cm² ▪Includes infectious ulcers ▪Ulcer between the knee and malleolus ▪4 weeks ulcer duration prior to screening ▪Ulcer duration 18 months
Indication	Lower extremity ulcers in diabetic patients	Chronic venous leg ulcers of the lower extremity
No. of patients	▪280 patients in up to 30 centers	▪252 patients in up to 30 centers
Timing	▪Completion 2H 2015	▪US interim data 2H 2015 ▪Completion 2H 2016
Primary Endpoint	Proportion of subjects with 100% closure at 16 weeks and sustained complete closure for 4 additional weeks. Must meet statistical significance of p-value ≤ 0.05	Proportion of subjects with superior time to 100% closure at 12 weeks and sustained complete closure for 4 additional weeks. Must meet statistical significance of p-value ≤ 0.05
Secondary Endpoint	▪At least 50% closure ▪Time to complete closure with sustained complete closure for four additional weeks ▪Proportion of patients with 100% closure with closure remaining after 12 weeks ▪Proportion with negative ulcer-related outcomes ▪Proportion whose target ulcer recurred in follow-up	▪Proportion of complete closure during treatment phase ▪% surface area change from baseline ▪Proportion of complete closure at each visit in treatment phase ▪Proportion of target ulcer recurrence during follow-up phase ▪Change in quality of life ▪Reduction in pain

MACROCURE Redefining Advanced Wound Care
7

Activation Proprietary hypo - osmotic shock technology and incubation triggers secretion of cytokines and growth factors and changes cell composition Packaging Monthly injections Seven day shelf life Cell separation Centrifugation Collection Living white blood cells from fully - screened healthy volunteer blood donors CureXcell Product Preparation Overview 3 4 1 2 Plasma, white blood cell, red blood cell

Step 1. Hypo - osmotic shock: A precisely timed event that enables the activation of WBC’s to allow for the production of cytokines and growth factors CureXcell Activation Process 9 The rapid movement of water across the cell membrane results in the opening of ion channels. Step 2 . Incubation Period: Allows for the consistent and stable concentration of cytokines and growth factor production necessary for wound healing and tissue regeneration

Clinical/Development Milestones Q1: Start Mechanism of Action study Q2: Start Phase 3 study for VLU Q2: Passed most recent DSMB Q3: Completed enrollment in DFU study Q4: Mechanism of Action study completion 2014 Q 1 : Passed last DSMB for 102 Q 1 : Passed first DSMB for 105 Q 1 : MOA results & analyst day Q 1 : 2 abstracts accepted at SAWC 2 H : Phase 3 study completion for DFU 2 H: Phase 3 study interim data for VLU 2015 2H: Phase 3 study completion for VLU 2H: Submit BLA to the FDA 2016 Approval of US BLA 2017

State-of-Art Model

Splinted Athymic Rat Dermal Wound Model – well accepted and highly validated


Athymic Nude Male Rats
Splinted Full-Thickness Dermal Wounds
Groups:
(i) Sham (No treatment)
(ii) CureXcell Treatment
Endpoints:
24 hours, 3-, 7-, 10- and 14-days Post 1st-Ttreatment
Immunocompromised animal models are recommended for evaluation of cell-based products
Highly validated model that mimics human wound closure – widely used in academics
1st Tx at 7-days post-wound creation
2nd Tx at 14-days post-wound creation

Redefining Advanced Wound Care

11

Dr. William Li CureXcell - Science & Mode of Action

▪ Macrocure has executed a very comprehensive MOA study that is among the best we have seen in the wound care industry ▪ The results of the MOA demonstrate that CureXcell contains 55 different cytokines and growth factors that are very important for tissue repair ▪ The results demonstrate significant amplification in the concentration of these cytokines and growth factors • CureXcell is the first Wound Care technology to demonstrate such high number of factors combined with the amplification of concentration of the factors** ▪ The results demonstrate that CureXcell has a significant impact on the important phases of wound healing • The results illustrate CureXcell induces and enhances the natural wound healing process ▪ The results validate the injectable mode of delivery and demonstrate factors present in the tissue*** • (This is a potential major differentiator over topicals and scaffold products) ▪ The results indicate this technology has the potential to be leveraged in multiple therapeutic areas and disease states 13 Macrocure MOA Overview

Inflammation Inflammatory cells Release cytokines Chronic Wound Proliferative Angiogenesis Granulation Tissue Formation Epithelialization Remodeling Tissue Maturation Time Natural Phases of Wound Healing Natural Wound Healing Process Normal Wound healing and tissue repair is a natural, sequential cascade of events that follow a very orderly sequence. Chronic Wounds stuck in Inflammatory Phase – sets up a cycle that leas to critical dysfunction of necessary compounds at the cellular level and impairment of key cells that are necessary for tissue repair. CureXcell provides: □ Metabolically functional cells □ Amplified Growth factors & Cytokines □ Injected directly into the tissue

15 Growth Factors & Cytokines Present In CureXcell 55 biochemical factors Angiogenin Angiopoietin - 1 BDNF BMP - 2 BMP - 4 EGF Eotaxin FGF - 1 FGF - 2 GM - CSF GRO - a IL - 27 IP - 10 LIF MCP - 1 MIP - 1a MIP - 1b MMP - 1 MMP - 7 MMP - 12 MMP - 13 NGF - b PDGF - AA PDGF - BB RANK - L RANTES SCF SDF - 1 a Thrombospondin - 2 TIMP - 1 TIMP - 2 TIMP - 3 TIMP - 4 HGF IFN - γ IL - 1 b IL - 1 RA IL - 2 IL - 4 IL - 6 IL - 7 IL - 8 IL - 17 a IL - 18 VEGF - a VEGF - d Aggrecan Endostatin IL - 15 IL - 13 IL - 22 IL - 23 TNF - a PIGF - 1 VCAM - 1

CureXcell Growth Factor & Cytokine Functions In Tissue Repair

Factors	New Blood Vessel Formation (Angiogenesis)	Collagen I Production	Epithelialization	Cell Proliferation	Nerve Regeneration	Stem Cell Mobilization
VEGF-A	✓				✓	✓
IL-8	✓			✓		
PLGF-1	✓					✓
PDGF-AA	✓	✓		✓	✓	
PDGF-BB	✓	✓		✓	✓	✓
FGF-2	✓	✓	✓	✓	✓	
HGF	✓				✓	
EGF	✓	✓	✓	✓		
SDF-1					✓	✓
BDNF & NGF					✓

Effect Of Activation Process

Significant up-regulation and amplification of key factors that promote wound healing

Growth Factors	Post-activation	Sig. increase
VEGF-A	↑ 55-fold	✓ (p=0.008)
EGF	↑ 27-fold	✓ (p=0.037)
BDNF	↑ 15-fold	✓ (p<0.001)
HGF	↑ 7-fold	✓ (p=0.031)
PLGF-1	↑ 5-fold	✓ (p=0.019)
PDGF-AA	↑ 5-fold	✓ (p=0.003)
PDGF-BB	↑ 5-fold	✓ (p=0.005)
FGF-2	↑ 2-fold	✓ (p=0.019)
NGF	↑ 2-fold	✓ (p=0.003)

Other Factors	Post-activation	Sig. increase
IL-8	↑ 100-fold	✓ (p=0.005)
IL-1RA	↑ 100-fold	✓ (p<0.001)
TIMPs 1, 2 & 3	↑ 2-fold	✓ (p=0.010)
SDF-1α & CXCR-4	↑ 2-fold	(p=0.221)

- Technology contains cytokines and growth factors that enhance natural wound healing process.
- NO other wound care product has demonstrated the ability to significantly amplify the concentration of cytokines and growth factors.

MACROCURE Redefining Advanced Wound Care

Cell Survival & Growth Factor Deposition

CureXcell-treated wound sites demonstrated the presence of human cells and VEGF

CureXcell – Human Cell Staining (Ku80)
24 Hours Post-Injection


40X

CureXcell – Human VEGF
24 Hours Post-Injection


40X

- Human cell staining (indicated by arrows) demonstrates the presence of human cells post-injection in an in-vivo environment.
- Human VEGF staining (brown staining) demonstrates the presence of VEGF in an in-vivo environment.
- ***Co-localization of VEGF and human cells, reflecting growth factor production.***

MACROCURE Redefining Advanced Wound Care

CureXcell Leads To Amplification Of Key Steps In Wound Healing


Natural Phases of Wound Healing
Remodeling
Tissue Maturation
Proliferative
Angiogenesis
Granulation Tissue Formation
Epithelialization
Inflammation
Inflammatory cells
Release cytokines
CureXcell:
❖ Increases blood vessel formation (angiogenesis)
❖ Induces fibroblasts and epithelial cell proliferation
❖ Increases collagen deposition
❖ Increases granulation tissue thickness
❖ Increases re-epithelialization
CureXcell provides:
❖ Metabolically functional cells
❖ Amplified Growth factors & Cytokines
❖ Injected directly into the tissue
Time

MACROCURE Redefining Advanced Wound Care

CureXcell Promotes Blood Vessel Formation (Angiogenesis)

Angiogenesis is an important phase of natural wound healing process



Sham – Control (vWF staining)
CureXcell (vWF staining)
Day 3
40X
Day 3
40X
Day 14
40X
Day 14
40X

- CureXcell-treated wounds demonstrated increase number of smaller and larger capillaries in the wound bed.
- CureXcell-treated wounds showed organized blood vessel formation.
- CureXcell-treated wounds reported significantly higher amount of vWF stained cells in the cross-section of the wound bed.

CureXcell Induces Blood Vessel Maturation

Blood vessel maturation induces tissue maturation


Control – 14 Days (α-SMA)
CureXcell – 14 Days (α-SMA)
40X
40X


Semi-Quantitative Scoring of alpha-SMA
(At Day 14; Mean ± SEM)
2.5
2
1.5
1
0.5
0
Sham-control
CureXcell

- CureXcell induced and enhanced the presence of α-smooth muscle actin (α-SMA) surrounding the blood vessels.
- CureXcell induced blood vessel maturation.

MACROCURE Redefining Advanced Wound Care

CureXcell Induces Host Cellular Proliferation Cell proliferation initiates proliferative stage of natural wound healing CureXcell induces proliferation of cells in the wound bed. CureXcell – 3 Days (Ki 67 ) Control – 3 Days (Ki67) 40 X 40 X

CureXcell Increases Epithelial Cell Proliferation

Epithelial cell proliferation promotes epithelial maturation


Control – 3 Days (Ki67)
40X
NO epithelial layer on wound bed
CureXcell – 3 Days (Ki67)
40X
Growing epithelial layer on wound bed

- CureXcell stimulates migration and proliferation of epithelial cells (i.e. keratinocytes).

MACROCURE Redefining Advanced Wound Care

CureXcell Increases Collagen Density & Organization

Collagen density and organization enables tissue remodelling and maturation

Control – 14 Days (Trichrome)



CureXcell – 14 Days (Trichrome)



- CureXcell-treated wounds reported thick and dense collagen deposition (stained dense blue) as compared to controls.
- CureXcell-treated wounds reported organized collagens (indicated by arrows)– structurally similar to normal dermis.

MACROCURE Redefining Advanced Wound Care

CureXcell Increases Granulation Tissue Formation

Granulation tissue acts a substrate for cell migration, proliferation and extracellular matrix (ECM) deposition



CureXcell
Sham - No Treatment
Normal Athymic Rat Dermal Thickness
Granulation Tissue Thickness (in microns; Mean ± SEM)
Time (Days)
Tx
1600
1400
1200
1000
800
600
400
0
2
4
6
8
10
12
14
*
*
*
*

Sham – Control *(Day 14)*   CureXcell *(Day 14)*



GT
M
4X
GT
M
4X

Thin layer of granulation tissue   Thicker layer of mature granulation tissue

- CureXcell-treated wound sites reported significantly increased granulation tissue thickness.
- Tissue thickness approached normal dermal thickness by day 14.
- CureXcell treatment does not result in uncontrolled growth.

MACROCURE Redefining Advanced Wound Care

* Significantly different CureXcell vs. sham; $p<0.05$; unpaired T-test
M = Muscle GT = Granulation Tissue

CureXcell and the wound healing process



Natural Phases of Wound Healing
Remodeling
Tissue Maturation
CureXcell:
❖ Faster healing
❖ Better organized tissue
Proliferative
Angiogenesis
Granulation Tissue Formation
Epithelialization
CureXcell:
❖ Increases blood vessel formation (angiogenesis)
❖ Induces fibroblasts & epithelial cell proliferation
❖ Increases collagen deposition
❖ Increases granulation tissue thickness
❖ Increases re-epithelialization
Inflammation
Inflammatory cells
Release cytokines
CureXcell provides:
❖ Metabolically active cells
❖ Growth factors & Cytokines
❖ Injected directly into the tissue
Time

MACROCURE Redefining Advanced Wound Care

Presence of loosely organized collagen. CureXcell Induces Tissue Organization Presence of organized collagen bundles - Structurally very similar to normal dermis. 25 X 25 X Control – Day 14 (H&E) CureXcell – Day 14 (H&E)

CureXcell Accelerates Wound Closure Demonstrated significantly higher wound closure in athymic rat dermal wound model Significantly different CureXcell vs. sham; p< 0.05 ; unpaired T - test Sham CureXcell Day 3 Day 10 Day 14 * * * * *

29 Growth Factors & Cytokines Present In CureXcell 55 biochemical factors Angiogenin Angiopoietin - 1 BDNF BMP - 2 BMP - 4 EGF Eotaxin FGF - 1 FGF - 2 GM - CSF GRO - a IL - 27 IP - 10 LIF MCP - 1 MIP - 1 a MIP - 1 b MMP - 1 MMP - 7 MMP - 12 MMP - 13 NGF - b PDGF - AA PDGF - BB RANK - L RANTES SCF SDF - 1 a Thrombospondin - 2 TIMP - 1 TIMP - 2 TIMP - 3 TIMP - 4 HGF IFN - γ IL - 1 b IL - 1 RA IL - 2 IL - 4 IL - 6 IL - 7 IL - 8 IL - 17 a IL - 18 VEGF - a VEGF - d Aggrecan Endostatin IL - 15 IL - 13 IL - 22 IL - 23 TNF - a PIGF - 1 VCAM - 1

CureXcell increased human corneal cell proliferation & migration In - vitro human corneal epithelial cell results 30 ▪ CureXcell demonstrated an increase in proliferation of human corneal epithelial cells in an in - vitro environment. ▪ CureXcell reported an increase in migration of human corneal epithelial cells in an in - vitro corneal wound healing assay.

Summary

CureXcell one of the most exciting and innovative technologies in wound care

- Very robust MOA results validating the effectiveness of the technology and supports the clinical results we have seen in Israel
- Novel delivery system – injecting directly into the underlying tissue and bypassing the contaminated surface of wound bed. This also suggest better bioavailability of the factors necessary for wound healing when compared to currently available topical or scaffolds
- The technology contains 55 different functional cytokines and growth factors. In addition to sheer number of cytokines and growth factors, the study has demonstrated the ability to amplify the concentration of these cytokines and growth factors. This is something that has not been seen before in Wound Care
- One product with multi-prong solution to induce and enhance natural wound healing process
    - Comprehensive –angiogenesis, cell proliferation, granulation tissue formation, ECM deposition & tissue maturation
    - Ability to enhance durability of healed wounds and avoid recurrence
    - Among "best in class" in Wound Care industry
- Presence of regenerative factors in CureXcell are correlated with an increase in tissue repair and regeneration observed in the in-vivo study

MACROCURE Redefining Advanced Wound Care

Question & Answer Session

Venous Leg Ulceration: Robert S. Kirsner , M.D., PhD Chairman (Interim) & Harvey Blank Professor Department of Dermatology & Cutaneous Surgery Director, UMH Wound Center University of Miami Miller School of Medicine

” Wound - omics ” Translational Research: Soup to Nuts Histology & Immunohistochemistry Generate Primary Cells Animal Models Reconstituted Skin Cell based therapies Tissue Therapy Study Patients Analyze Tissue Develop Therapy Test Therapy Clinical and Translational Research Team

CureXcell Living cell based technology Track record of clinical results and safety in Israel Understanding of science of how product works Robustness and rigor of the clinical trial design Unmet medical need

Venous Leg Ulcers (VLU)

The most common form of leg ulcers encountered in clinical practice

Up to 80% of all leg (ulcers are caused by venous disease)

Aging population portends increase in prevalence and cost



de Araujo T et al. Ann Intern Med. 2003 Feb 18;138(4):326-34

Valencia IC et al. J Am Acad Dermatol 2001;44:401-21

The Reality of Venous Leg Ulcers Large painful ulcers Severe inflammation, odor and swelling Permanent skin changes

Impact on Quality of Life Green et al. Br J Community Nurs. 2009;14:S12 - 17; Hareendran et al. J Wound Care. 2005;14:53 - 57; Phillips et al. J Am Acad Dermatol. 1994;4:1 - 7. • High rates of anxiety, depression • Feelings of hopelessness • Fear • Severe pain • Exudate, odor • Sleep disturbance • Increased isolation • Loss of mobility • Embarrassment • Disability • Dependence • Difficulty with daily living • Decreased work capacity The impact of VLU is worsened by long healing times and high recurrence rates

Impact on Quality of Life 97.2% of patients reported functional restrictions 66.7% reported that their mood was affected Most felt the ulcers never seemed to heal, worried they would never be free of the condition Category Patients (N = 36) Sleep disturbances 66.6% Symptoms - Pain 80.5% - Exude 77.8% - Itching 69.4% Functional limitations - Daily living 58.3% - Increased dependency 50.0% - Social 30.6% Emotional/psychological - Depression 44.4% - Loss of self - confidence 30.6% Hareendran et al. J Wound Care. 2005;14:53 - 57.

Who Gets VLU? Risk Factors

Older people

Women

Obese

History of deep vein thrombosis (blood clots)

Leg trauma

Jobs requiring prolonged standing

1. Fowkes et al. Angiology. 2001;52(Suppl 1):5-15;
2. Valencia et al. J Am Acad Dermatol. 2001;44:401-21;
3. 3. Margolis et al. J Am Acad Dermatol. 2002;46:381-6.

Prevalence of VLU is 2.2 million patients annually 50 % are hard to heal New Data Suggests Even Greater Burden of Disease

Incremental costs of VLU $6000 - $7000 Increased work loss days – 4 per patient Total Incremental costs of VLU $14.9 B

Venous Leg Ulcer - Standard of Care Infection control Ensure Adequate Arterial flow Debridement Compression Bandages

Improvement in Quality of Life With Healing

Evidence - Based Medicine Levels of Evidence Most Products

Commercially Available Adjuvant Therapy for Venous Ulcers In US Level 1 Evidence Category Product FDA Status Healing Tissue Engineered Skin or BLCC Apligraf Approved N=130 40% - 12 wks, 57% - 24 wks Oral Agents Aspirin Off label N=10 38% - 16 wks Oral Agents Pentoxifylline Off label N=86 50% - 12wks, 65% - 24 wks Growth Factor GM - CSF Off label N=18 61% - 12 wks Extracellular Matrix Porcine Small Intestine Submucosa (SIS) Cleared N=62 55% - 12wks Extracellular Matrix poly - N acetyl Glucosamine Cleared N=22 86% - 20wks

Surgical Treatments of Venous Ulcers Skin Grafting lacks data from RCTs Venous Intervention best, large trial suggests reduces recurrence but does not improve healing

Unmet Needs in VLU Management Common and Costly Disease (Financial and QOL) Many unhealed wounds Many slow healing wounds Limited Products with Demonstrated Efficacy Those Products with Evidence Have Limited Data New Treatments are Needed

CureXcell Growth factor and Cytokine Profile

Presence of key growth factors and cytokines that promote wound healing

Factors	New Blood Vessel Formation (Angiogenesis)	Collagen I Production	Epithelialization	Cell Proliferation	Nerve Regeneration	Stem Cell Mobilization
VEGF-A	✓				✓	✓
IL-8	✓			✓		
PLGF-1	✓					✓
PDGF-AA	✓	✓		✓	✓	
PDGF-BB	✓	✓		✓	✓	✓
FGF-2	✓	✓	✓	✓	✓	
HGF	✓				✓	
EGF	✓	✓	✓	✓		
SDF-1					✓	✓
BDNF & NGF					✓

CureXcell induces natural wound healing process


Natural Phases of Wound Healing
Remodeling
Tissue Maturation
CureXcell:
❖Increase Collagen I deposition
❖Decrease Collagen III content
❖Increases organized collagen content
Proliferative
Angiogenesis
Granulation Tissue Formation
Epithelialization
CureXcell:
❖Increases angiogenesis
❖Increases collagen deposition
❖Increases granulation tissue thickness
❖Induces fibroblasts & epithelial cell proliferation
❖Increases re-epithelialization
Inflammation
Inflammatory cells
Release cytokines
CureXcell provides:
❖Metabolically active cells
❖Growth factors & Cytokines
Time

	MC-102 DFU study	MC-105 VLU study
Design	Multicenter, Randomized, Double-blind, Parallel Group, Sham-controlled	
Inclusion criteria	▪ABI: ≥ 0.65 ▪Ulcer size: 1-20 cm^2 ▪Includes infectious and post-amputation ▪Wounds below the malleolus ▪4 weeks ulcer duration prior to screening ▪No limit on ulcer duration	▪ABI: ≥ 0.80 ▪Ulcer size: 1-12 cm^2 ▪Includes infectious ulcers ▪Ulcer between the knee and malleolus ▪4 weeks ulcer duration prior to screening ▪Ulcer duration 18 months
Indication	Lower extremity ulcers in diabetic patients	Chronic venous leg ulcers of the lower extremity
No. of patients	▪**280 patients in up to 30 centers**	▪**252 patients in up to 30 centers**
Timing	▪Completion 2H 2015	▪US interim data 2H 2015 ▪Completion 2H 2016
Primary Endpoint	Proportion of subjects with 100% closure at 16 weeks and sustained complete closure for 4 additional weeks. Must meet statistical significance of p-value ≤ 0.05	Proportion of subjects with superior time to 100% closure at 12 weeks and sustained complete closure for 4 additional weeks. Must meet statistical significance of p-value ≤ 0.05
Secondary Endpoint	▪At least 50% closure ▪Time to complete closure with sustained complete closure for four additional weeks ▪Proportion of patients with 100% closure with closure remaining after 12 weeks ▪Proportion with negative ulcer-related outcomes ▪Proportion whose target ulcer recurred in follow-up	▪Proportion of complete closure during treatment phase ▪% surface area change from baseline ▪Proportion of complete closure at each visit in treatment phase ▪Proportion of target ulcer recurrence during follow-up phase ▪Change in quality of life ▪Reduction in pain

19

Summary VLU ’ s are common and costly A significant percentage of patients require adjuvant care which is often ineffective and based on limited data Opportunities exist for novel approaches to improve patient outcomes CureXcell offers track record, understood MOA, and undergoing high quality studies

University of Miami

The Epidemic of Foot Ulcers in Patients with Diabetes: A paradigm shift in treatment Robert J. Snyder, DPM, MSc, CWS, FACFAS Immediate Past President, Association for the Advancement of Wound Care Professor and Director of Clinical Research School of Podiatric Medicine Barry University Miami Shores, Florida

Objectives • To review the epidemic of diabetes • To learn about ulcers in patients with diabetes as a devastating complication of the disease • To discuss a paradigm shift in the local treatment of DFU utilizing intralesional injections of CureXcell ®

Diabetes Mellitus: Overview • In 2010, diabetes mellitus affected 25.8 million people in the United States 1 and is projected to affect more than 12% of the population by the year 2050 2 • In 2007, diabetes was the 7th leading cause of death in the United States , causing more than 71,000 deaths 3 1 . Centers for Disease Control and Prevention. National diabetes fact sheet: national estimates and general information on dia bet es and prediabetes in the United States, 2011. Atlanta, GA: U.S. Department of Health and Human Services, Centers for Disease Control and Prevention, 2011. 2. Narayan KMV, et al. Diabetes Care . 2006;29(9):2114 - 2116 . 3. Xu JQ, Kochanek KD, Murphy SL, Tejada - Vera B. Deaths: Final data for 2007. National vital statistics reports; vol 58 no 19. H yattsville, MD: National Center for Health Statistics. 2010.

An Epidemic of Diabetes By 2030 the number of people with diabetes globally will rise to an estimated: 552 MILLION 1 1 . The International Diabetes Foundation, IDF Diabetes Atlas, 5th ed.: http://www.idf.org/diabetesatlas/5e/the - global - burden. Acc essed February 23, 2012.

DFUs • One of the most common complications of diabetes • Annual incidence 1% to 4% • Lifetime risk 15% to 25% • ~15% of diabetic foot ulcers result in lower extremity amputation • ~85% of lower limb amputations in patients with diabetes are proceeded by ulceration • Peripheral neuropathy is a major contributing factor in diabetic foot ulcers – Other factors: foot deformity, callus, trauma, infection, and peripheral vascular disease Reiber and Ledoux. In The Evidence Base for Diabetes Care. Williams et al, eds. Hoboken, NJ: John Wiley & Sons; 2002:641 - 665. Boulton AJ, et al. N Engl J Med . 2004;351(1):48 - 55.Sanders LJ, et al. J Am Podiatry Med Assoc . 1994;84(7):322 - 328. Boulton AJ, et al. Lancet . 2005;366(9498):1719 - 1724. Ramsey SD, et al. Diabetes Care. 1999;22(3):382 - 387. Pecoraro RE, et al. Diabetes Care . 1990;13(5):513 - 521. Apelqvist J, et al. Diabetes Metab Res Rev . 2000;16(Suppl 1):S75 - S83. Moulik PK, et al. Diabetes Care. 2003;26(2):491 - 494. 1 million amputations globally in patients with diabetes (every 30 seconds ) In the United States, 1200 amputations weekly

Diabetic Ulcers Once amputation occurs: 50 % of patients develop an ulcer in the contra - lateral limb within 18 months of the amputation Reiber , Boyko , Smith. Lower - extremity foot ulcers and amputations in diabetes. In: Diabetes in America, Second Edition. Bethesda, MD: National Institutes of Health, 1995:409 - 28. NIH Publication No. 95 - 1468.

Account for Spectrum of DFU Presentation Probable contamination, no infection Local infection with adjacent cellulitis Progressive, necrotizing infection

Account for Spectrum of DFU Presentation Mild to moderate Ischemia/hypoxia Severe Ischemia/hypoxia Moderate to Severe Ischemia/Hypoxia

Consequences of Unhealed Neuropathic Ulcers • Nearly half of all unhealed neuropathic ulcers result in death within 5 years Armstrong DG. Int Wound J . 2007;4(4):286 - 287.

Proposed Mechanisms for Chronicity in DFUs Unresponsive and/or senescent cells Nonmigratory , hyperproliferative edge epithelium Proteolytic/ inflammatory environment Deficient and/or unavailable growth factors/receptor sites Bacterial interference Hostile Environment Falanga V. The Chronic Wound: Impaired Healing and Solutions in the Context of Wound Bed Preparation. Blood Cells and Diseases , 2004;32:88 - 94 Kirsner R, Personal Communication 2010

Margolis, et al. Diabetes Care . 1999;22:692. Healing Neuropathic Ulcers: Results of a Meta - Analysis • These data provide clinicians with a realistic assessment of their chances of healing neuropathic ulcers • Even with good, standard wound care, healing neuropathic ulcers in patients with diabetes continues to be a challenge Weighted Mean Healing Rates 100 80 60 40 20 0 Mean Healing Rate (%) 12 - Week End Point (N=450) 20 - Week End Point (N=172) 24.2% 30.9%

High Unmet Need in Clinical Treatment of DFU : the CureXcell® advantage • A large number of these patients present with infection and poor blood flow. • A large percentage also have undergone amputation s • The current advanced modalities on the market have not studied this population The potential advantage s of CureXcell surround the fact that the pivotal Phase 3 Trial allows patient s’ with: • Poor blood flow (ABI< 0.65) • Infection present in the target ulcer and limb • Patients with history of local amputation and unresolved ulceration If the studies are successful, this should give CureXcell a distinct advantage compared to other products in the market

CureXcell contains factors that target various defeciencies in the Chronic Wound Very unique compared to other Wound Care product due to both the qualitative and Quantitive MOA results

CureXcell: Direct Injection into Wound Microenvironment • One of more novel or unique aspects of the therapy is the fact that it is injected into the wounds • The reason this may be so important and a major advantage for the product is the fact that all wounds, particularly the diabetic ulcer are chronically inflamed and contaminated by bacteria or have a biofilm layer – This layer can be very hostile to cells in the wound or topical therapies • The ability to inject and bypass this layer represents a significant innovative shift in how we treat these wounds.

Cell Survival & Growth Factor Deposition

CureXcell-treated wound sites demonstrated the presence human cells and VEGF

CureXcell – Human Cell Staining (Ku80)
24 Hours Post-Injection


40X

CureXcell – Human VEGF
24 Hours Post-Injection


40X

- Human cell staining (indicated by arrows) demonstrates the presence of human cells post-injection in an in-vivo environment.
- Human VEGF staining (brown staining) demonstrates the presence of VEGF in an in-vivo environment.
- ***Co-localization of VEGF and human cells, reflecting growth factor production.***

• CureXcell contains 55 different cytokines and growth factors – The MOA study demonstrate s unprecedented and significant amplification of these factors • This technology appears to demonstrate a multi - prong ed solution to induc ing and enhanc ing the natural wound healing process – blood vessel formation, cell proliferation, granulation tissue formation and substrate tissue maturation Key Points to Consider CureXcell ® appears to enhance normal physiology Comprehensive Body of Evidence

Summary • Foot ulcers in patients with diabetes represent a potentially devastating outcome of the disease often leading to infection, limb loss, and death • CureXcell®, a promising new therapy, is composed of WBCs that are activated by hypo - osmotic shock • CureXcell® contains essential components to help heal chronic hard to heal wounds by impact ing blood vessel formation, cell proliferation, and tissue maturation • CureXcell® is injected locally once per month to reach the area where it is most efficient while avoiding the toxic environment of the chronic wound • CureXcell® appears to enhance normal physiology

Q&A Session

Case R eports | Ram A Sack, MD | Orthopedic surgeon Orthopedic B Department | Galil Medical Center | Naharia , Israel Feb 2015

My Experience with CureXcell • My 1 st experience was as PI in a post marketing clinical study conducted at Haim Sheba Medical Center, Orthopedic Rehabilitation Department • A safe, powerful and efficient 1 st line tool when treating acute and chronic - hard to heal ulcers • A “last resort” alternative for amputation • Efficient treatment for osteomyelitis, and cellulitis • Better than skin graft in areas of weight bearing and contact with footwear

Rt. Foot Charcot with Plantar Diabetic Foot Ulcer » 67 year old female » IDDM; ischemic heart disease , renal disease, peripheral neuropathy. » Charcot f oot (Rt.) with plantar ulcer over 1 year, s/p 5 th toectomy, chronic osteomyelitis » University of Texas Diabetic Wound Classification B 3 » 6 months of treatment (GUC) failed to close the wound » Wound was closed after 1 CureXcell injection in conjunction with GUC

Diabetic Foot Ulcer after Toectomy » 52 year old male » IDDM, ischemic heart disease , renal disease , retinopathy , peripheral neuropathy » Ulcer present 2 months post 1 st toectomy, Lt. foot » University of Texas Diabetic Wound Classification D 3 » Failure of wound closure with Ag dressings » Following 1 treatment with CureXcell the wound is completely closed

Diabetic foot ulcer Week 0 Week 23 » 55 year old male » DM, peripheral neuropathy , obesity, hypertension, hyperlipidemia » Ray resection of 1 st toe, RT foot » University of Texas Diabetic Wound Classification B 4 » S/P 4 CureXcell injections the wound was closed After 4 Years

Decubitus Ulcer with Osteomyelitis in Diabetic Foot » 69 year old male » IDDM, hypertension, peripheral neuropathy, severe peripheral vascular disease » Decubitus ulcer Lt. fore - foot for 18 months, osteomyelitis of 4 th metatarsus. s/p several procedures including partial 4 th ray amputation » Prior to CureXcell treatment was treated with GUC » Received 3 CureXcell treatments, one month apart in conjunction with GUC (including NPWT) with significant improvement

Diabetic Foot Ulcer after 5 th Toectomy » 74 year old male » IDDM, hypertension, peripheral neuropathy , retinopathy , transient cerebral ischemia » Decubitus ulcer Lt. fore - foot for 2 months, osteomyelitis of 5 th toe. s/p 5 th toectomy » Prior to CureXcell treatment was treated with GUC (including NPWT) » Following 1 treatment with CureXcell the wound is completely closed Week 0 AZ5

Diabetic foot ulcer Week 0 Week 15 After > 3 years » 64 year old male » IDDM, vascular disease , peripheral neuropathy , hyperlipidemia » Diabetic foot ulcer, plantar, for 8 years » University of Texas Diabetic Wound Classification B 3 » 8 years (!) of treatments failed to close the wound » After 3 CureXcell injections wound was closed

» 56 year old Male » DM; ischemic heart disease, obesity, hypertension,, retinopathy » S/P Amputation 5 th toe » Wound with hypergranulation tissue that for 8 weeks that deteriorated under GUC » CureXcell was injected twice one month apart Complete wound closure was achieved after 12 weeks Wound with Hypergranulation Tissue

Advantages » Safety: Very safe product with no local/systemic complications/side effects » Efficacy: - Accelerated wound healing in comparison to other treatments - Healthy granulation tissue appears immediately after injection » Ease of use: Easy to use technique » Infiltrating the wound bed ensures local and most efficient response » Minimal scaring: relatively resemble native “normal” skin » Provide perfect solution around weight bearing areas where grafting is not an option » For best outcomes must be provided in adjunct to GUC otherwise

CureXcell - Clinical experience Tamir Jeremy MD FAPWCA

2 Wound Healing » Very sophisticated biological mechanism leading to repair of injured tissue » Involves timely activation of several different types of cells and formation of different proteins » Same mechanism is also involved in fighting infections and cancer cells

3 Advanced biological wound care products » Recent surge in living tissue and processed biological tissue in wound care » Many calls those products “the future of wound care” » CureXcell is the only products which uses the most important cell in the wound healing mechanism » CureXcell is supported by most recent impressive MOA study.

The Macrophages Role In the Wound Healing Process » Debridement and Phagocytosis » Regulation of the Whole process by diverse secretory potential ( i.e secretion of cytokines, growth factors, enzymes & enzymes inhibitors etc. ) » These properties place the Macrophages in the center of wound healing process

Macrophage

Macrophage – the key cell in wound healing

My Clinical Experience with CureXcell » 15 years of product use » Approximately 2500 cases » Used in a variety of Wound Types

Venous Ulcer Cases » 70 year old male » DM, Neuropathy, Renal failure, PVD, IHD, Gout, Smoker » 4 months no improvement » 4 treatments and 16 weeks

Venous Ulcer Cases » 69 Year old female with PVD, HTN, Smoker » 6 months duration, no improvement » 3 CureXcell injections and 10 weeks to closure

» 79 year old female » DM renal failure HTN » 5 weeks with no improvement » 1 injection and 4 weeks to closure. Venous Ulcer Cases

CureXcell in Chronic Hard to Heal Wounds

12 CureXcell in Pressure Ulcers

13 CureXcell in Post O perative W ounds

CureXcell in wounds with exposed bone and tendons

CureXcell in wounds with exposed bone and tendons

CureXcell in wounds with exposed bone and tendons

CureXcell in wounds with exposed bone and tendons

18 Open fracture with exposed hardware and bone infection

19 Summary » CureXcell is the only advanced living cell product that uses the macrophage, the most critical cell in the wound care mechanism » Over 20 years of experience with excellent safety profile » Impressive clinical results in large variety of wound cases » Very easy to use - average application time of 1 minute

Thank you !

Nissim Mashiach President & Chief Executive Officer

Summary Nissim Mashiach, President & CEO ▪ One of the first wound care companies to conduct and disclose Mechanism of Action study of this kind ▪ Demonstrated high number of biochemical factors identified in CureXcell and ability to amplify the concentration of these cytokines and growth factors ▪ Demonstrated co - localization of cells and growth factors in the wound bed ▪ Our technology suggests better bioavailability of the factors necessary for wound healing when compared to currently available topical or scaffolds ▪ Ability to provide missing ingredients to reactivate the body’s natural healing process which suggests an opportunity to pursue additional indications ▪ Our technology offers a multi - prong solution to induce and enhance the natural wound healing process ▪ No other current wound intervention is injected directly into the wound bed 2

▪ Thank you for your interest and participation ▪ 2015 is a hallmark year for Macrocure ▪ Distinguished, validated & promising product and technology ▪ Multiple near - term milestones - Phase III clinical data readouts in 2 H 15 - Industry conference presence (ARVO, SAWC) - Additional pipeline indications ▪ Committed and focused Management Team ▪ Untapped shareholder value 3 Closing Remarks Nissim Mashiach, President & CEO

Thank you…